Exhibit 10.4

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into effective as of April 20, 2018, by and between Acer Therapeutics Inc., a Delaware corporation (the “Company”), and Donald R. Joseph (“Key Employee”).  The Company and Key Employee are hereinafter collectively referred to as the “Parties.”

W I T N E S S E T H:

A.The Company desires assurance of the continued association and services of Key Employee in order to retain Key Employee’s skills, abilities, background and knowledge, and is willing to continue to engage Key Employee’s services on the terms and conditions set forth in this Agreement.

B.Key Employee desires to continue to be in the employ of the Company and is willing to continue to accept such employment on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for and in consideration of the employment by the Company, the compensation and other remuneration paid and to be paid by the Company and received and to be received by Key Employee for such employment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Key Employee, it is agreed by and between the Parties hereto as follows:

1.Duties.  As the Company’s Chief Legal Officer, Key Employee will perform such duties as are ordinary, customary and necessary in Key Employee’s role.  Key Employee will report directly to the Company’s Chief Executive Officer (the “CEO”) who will be primarily responsible for evaluating Key Employee’s performance.  The Company may change Key Employee’s duties, compensation, benefits and place of employment from time to time as it deems necessary.  In addition, during Key Employee’s employment with the Company, Key Employee shall devote Key Employee’s best efforts and Key Employee’s full business time, skill and attention to the performance of Key Employee’s duties on behalf of the Company.

2.Salary and Bonus.  Key Employee will be compensated for full-time service (pro-rated for any part-time service) at a base rate of $340,000 per year, less all deductions and withholdings, to be paid in accordance with the Company’s standard payroll practices, as they may be changed from time to time.  In addition, Key Employee shall be eligible to receive an annual discretionary bonus with a target (the “Target Bonus”) of thirty-five percent (35%) of Key Employee’s base salary per 12‑month period (pro-rated for any partial period of less than 12 months), based upon a determination by the CEO and the Company’s Board of Directors (the “Board”) of the achievement of objectives to be set from time to time by the Board, provided that Key Employee must remain employed through the payment date in order to earn the bonus.  The measurement period for this purpose will end on approximately December 31 of each year.  The annual discretionary bonus, if otherwise earned subject to continued employment through the payment date, will be paid as soon as practicable after the achievement of objectives for the measurement period has been determined, but in no event will such bonus be paid after March 15 following the last day of the measurement period. The Company may modify Key Employee’s compensation and benefits from time to time at its sole discretion.

3.Other Benefits.  The Company will provide Key Employee with participation in Company-sponsored employee benefits programs on the same basis as such benefits are generally available to its employees, as determined from time to time by the Board.  The Company may, from time to time, change these benefits.

4.Employee Nondisclosure and Developments Agreement. One of the conditions of Key Employee’s employment with the Company is the maintenance of the confidentiality (and proprietary nature) of the Company’s proprietary and confidential information.  Key Employee previously executed and delivered to the Company an Employee Nondisclosure and Developments Agreement (the “Confidentiality Agreement”), the terms and conditions of which are (i) incorporated herein by reference and (ii) reaffirmed by Key Employee as of the date of this Agreement.

5.At-Will Employment.  Key Employee’s employment with Company is “at-will.”  This means that either Key Employee or the Company may terminate Key Employee’s employment at any time, with or without cause, and with or without notice.  Any contrary representations or agreements which may have been made to Key Employee are superseded by this Agreement.  The “at-will” nature of Key Employee’s employment described in this Agreement shall constitute the entire agreement between Key Employee and the Company concerning the nature and duration of Key Employee’s employment.  Though Key Employee’s duties, compensation, benefits and place of employment may change over time and Key Employee may be subject to incremental discipline that does not include a termination, none of these events change the agreement that Key Employee is an “at-will” employee.  In addition, the fact that the rate of Key Employee’s salary or other compensation is stated in units of years or months, and that Key Employee’s vacation and sick leave accrue annually or monthly, does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Key Employee is guaranteed employment to the end of any period of time or for any period of time.  The “at-will” term of Key Employee’s employment with the Company can only be changed in a writing signed by Key Employee and the Company.

6.Severance Payment.  Without limiting the provisions of the foregoing Section 5, assuming Key Employee’s employment with the Company shall have been continuous from Key Employee’s start date through the occurrence of the applicable event and Key Employee executes and delivers, within twenty-one (21) days (or, to the extent required by law, forty-five (45) days) following the termination date, a general release of claims against the Company or persons affiliated with the Company (with any revocation periods having expired) substantially in the form as set forth on Exhibit A attached hereto (a “Release”), then:

a.In the event of any Termination without Cause (as defined below) or any Constructive Termination (as defined below) which occurs during the period commencing one (1) month prior to a Change in Control (as defined below) and terminating twelve (12) months after such Change in Control (the “Change in Control Period”), Key Employee will be entitled to the following:

i.a lump sum payment (paid on the sixtieth (60th) day following such termination of employment) equal to the sum of (A) Key Employee’s then current base salary rate calculated for a period of twelve (12) months and (B) one (1) times the Target Bonus calculated for a period of twelve (12) months (i.e., no proration); and

ii.if Key Employee elects to continue Key Employee’s health insurance coverage under COBRA, then the Company will reimburse Key Employee for the same portion of Key Employee’s monthly premiums over such twelve (12) month period under COBRA (or, if applicable, such lesser period as is available to Key Employee under COBRA) as the Company is then paying (relative to health insurance coverage) for active employees; and

b.In the event of any Termination without Cause or any Constructive Termination which occurs outside of a Change in Control Period, Key Employee will be entitled to the following:

i.a lump sum payment (paid on the sixtieth (60th) day following such termination of employment) equal to Key Employee’s then current base salary rate calculated for a period of twelve (12) months; and

ii.if Key Employee elects to continue Key Employee’s health insurance coverage under COBRA, then the Company will reimburse Key Employee for the same portion of Key Employee’s monthly premiums over such twelve (12) month period under COBRA as the Company is then paying (relative to health insurance coverage) for active employees; and

iii.the vesting arrangements with respect to any equity-based compensation (e.g., any stock options and any shares of restricted stock) other than any equity-based incentive awards that are earned based upon achievement of performance measures during a performance period (which shall remain subject to the terms of the applicable award agreement), will thereupon accelerate such that Key Employee will be vested in an additional twelve (12) months’ worth of vesting beyond the date of such Termination without Cause or Constructive Termination, with the Company’s standard post-termination exercise period as set forth in such equity award.

The following definitions shall apply for purposes of this Section 6:

•	A “Change in Control” has the meaning set forth in the Company’s Amended and Restated 2010 Stock Incentive Plan.
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“Constructive Termination” means Key Employee’s election in a written notice to the Company to terminate any employment relationship where such notice is delivered within ninety (90) days after any of the following:  (i) a material reduction in Key Employee’s level of duties or responsibilities or the nature of Key Employee’s functions; (ii) a material reduction in Key Employee’s base salary or potential total cash compensation (consisting of base salary and target bonus); (iii) a relocation of Key Employee’s principal place of employment by more than fifty (50) miles, if the new location is both (A) more than fifty (50) miles from Key Employee’s principal residence and (B) farther from Key Employee’s principal residence than Key Employee’s principal place of employment immediately before such relocation; or (iv) any material breach of Key Employee’s employment agreement by the Company; provided, that in all cases such action is not cured within thirty (30) days following written notice and, if the Company has not cured such action within the cure period, termination of employment occurs within thirty (30) days after the end of such cure period.

•

“Termination without Cause” means the termination by the Company of any employment relationship with Key Employee for any reason other than: (i) commission by Key Employee of any act of fraud or embezzlement with regard to the Company or one or more of its parent or subsidiary corporations; (ii) any material, intentional and unauthorized use or disclosure of material confidential information or trade secrets of the Company or one or more of its parent or subsidiary corporations by Key Employee (other than in the good-faith performance of Key Employee’s duties); (iii) any other intentional misconduct by Key Employee with regard to the Company or one or more of its parent or subsidiary corporations (including severe absenteeism other than as a result of physical or mental incapacity) which adversely affects the business or affairs of the Company or one or more of its parent or subsidiary corporations in a material manner; or (iv) Key Employee’s failure to attempt in good faith to either perform duties consistent with Key Employee’s position with the Company or one or more of its parent or subsidiary corporations or to follow the reasonable requests of the Company’s Board, so long as Key Employee has been provided with an opportunity for a period of at least ten (10) business days following written notice to Key Employee to cure such failure; provided, however, that clause (iv) shall no longer apply following a Change in Control.

7.Separation for Any Other Reason.  In the event that Key Employee’s employment is terminated in any instance not addressed by Section 6 (including, without limitation, a termination by the Company other than a Termination without Cause, a resignation by Key Employee other than for a Constructive Termination, in the event of Key Employee’s death, or in the event Key Employee is unable to perform the essential functions of Key Employee’s job position, with or without accommodation, due to mental or physical disability), Key Employee shall not be entitled to any compensation or any other sum (other than accrued but unpaid base salary, accrued vacation pay and such other benefits if any as may be required by applicable law).

8.Code Section 409A.  The intent of the Parties is that payments and benefits under this Agreement and any equity-based compensation (e.g., any stock options and any shares of restricted stock) comply with, or be exempt from, Section 409A of the Internal Revenue Code (the “Code”) and, accordingly, to the maximum extent permitted, this Agreement and any equity-based compensation shall be interpreted to be in compliance therewith or exempt therefrom.  If Key Employee notifies the Company (with specificity as to the reason therefor) that Key Employee believes that any provision of this Agreement or any equity-based compensation (or of any award of compensation) would cause Key Employee to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company independently makes such determination, the Company shall, after consulting with Key Employee, reform such provision to try to comply with Code Section 409A through good-faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good-faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Key Employee and the Company of the applicable provision without violating the provisions of Code Section 409A.

a.A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment that are considered “nonqualified deferred compensation” under Code Section 409A unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”  If Key Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment that is considered nonqualified deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of Key Employee’s “separation from service” and (B) the date of Key Employee’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 8 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Key Employee in a lump sum with interest at the prime rate as published in The Wall Street Journal on the first business day following the end of the Delay Period, and any remaining payments and benefits due under this letter shall be paid or provided in accordance with the normal payment dates specified for them herein.

b.With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Key Employee’s taxable year following the taxable year in which the expense occurred.

c.For purposes of Code Section 409A, Key Employee’s right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.  In no event may Key Employee, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

9.Excess Parachute Payments and Limitations.  If any payment or distribution made to Key Employee in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) (a “Payment”) or portion thereof would constitute a “parachute payment” within the meaning of Section 280G of the Code and, but for this sentence, would be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) (all such Payments (or portions thereof) being hereinafter referred to as the “Total Payments”), then such Total Payments shall be whichever of the following amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax, that results in Key Employee’s receipt, on an after-tax basis, of the greater amount:  (a) the net amount of the Total Payments that would result in no portion of the Total Payments being subject to the Excise Tax; or (b) the net amount of the Total Payments without reduction (notwithstanding that all or some portion of the Total Payments may be subject to the Excise Tax).  If a reduction in the Total Payments is necessary so that the Total Payments equal the amount described in clause (a) above, reduction shall occur in the following order: (i) the cancellation of acceleration of vesting of any equity awards for which the exercise price exceeds the then fair market value of the underlying equity (the “GAP”) that have a ninety (90) day or less exercise period, starting with such equity awards with the largest amount of GAP, (ii) reduction of cash payments (in reverse order of the date otherwise due), (iii) reduction of employee benefits (in reverse order of the date otherwise due), and (iv) the cancellation of vesting of any equity awards not covered in clause (i) above, provided, that such cancellation will first apply to equity awards that are “fully valued” under Section 280G of the Code (including those subject to present value adjustments) and thereafter, to equity awards valued on an acceleration of vesting basis, and provided, further, within each category, the cancellation shall be in a manner as providing Key Employee with the highest net amount; provided, however, that to the extent permitted by Code Section 409A and Sections 280G and 4999 of the Code, if a different reduction procedure would be permitted without violating Code Section 409A or losing the benefit of the reduction under Sections 280G and 4999 of the Code, Key Employee may designate a different order of reduction.  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (x) no portion of the Total Payments the receipt or enjoyment of which Key Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (y) no portion of the Total Payments shall be taken into account which, in the written opinion of Wolf & Company, P.C. or such accounting or consulting firm with particular expertise regarding excise taxes under Section 4999 of the Code selected by the Board in good faith prior to the applicable Change in Control (the “Accounting Firm”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of the Accounting Firm, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation; and (z) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

10.Miscellaneous.  Key Employee agrees to abide by all applicable laws and regulations and all Company policies and procedures as they are established.  Violation of such laws, regulations, policies, procedures or the Confidentiality Agreement may lead to immediate termination of employment.  The terms of this Agreement and Key Employee’s employment with the Company shall be governed in all aspects by the laws of the Commonwealth of Massachusetts.  This Agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.

11.Integrated Agreement.  This Agreement supersedes any prior agreements, representations or promises of any kind, whether written, oral, express or implied between the Parties with respect to the subject matters herein.  Likewise, the terms of this Agreement and the Confidentiality Agreement incorporated herein by reference shall constitute the full, complete and exclusive agreement between Key Employee and the Company with respect to the subject matters herein.  This Agreement may only be changed by a writing, signed by Key Employee and an authorized representative of the Company.

12.Withholding.  Any payments or other compensation provided to Key Employee or for Key Employee’s benefit will be subject to (and thus reduced by) all applicable deductions and withholdings.

13.Severability.  If any term herein is held to be invalid, void or unenforceable, the remainder of the terms herein shall remain in full force and effect and shall in no way be affected, and the Parties shall use their best efforts to find an alternative way to achieve the same result.

14.Successors.

a.This Agreement is personal to Key Employee and, without the prior written consent of the Company, shall not be assignable by Key Employee otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Key Employee’s legal representatives.

b.This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

15.Amendment.  No amendment or other modification of this Agreement shall be effective unless made in writing and signed by the parties hereto.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

THE COMPANY:		KEY EMPLOYEE:

ACER THERAPEUTICS INC.

By:	/s/ Chris Schelling	By:	/s/ Donald Joseph
	Chris Schelling		Donald R. Joseph
CEO & Founder

Exhibit A

(General Release of Claims)

NOTE:  This Agreement will not become effective or enforceable (and none of the consideration set forth in Section 1 below will be paid or recognized) until the seven (7) day revocation period referenced in Section 14 below has expired.

RELEASE

This Release (“Agreement”) is entered into effective [__________ __, 20__] by and between [________________] (“Key Employee”) and Acer Therapeutics Inc., a Delaware corporation (“Acer” or “Company”), with reference to the following facts:

A.Key Employee's employment relationship with Acer terminated effective [_______ __, 20__] (the “Termination Date”).

B.[As applicable:]  [It is acknowledged that Key Employee resigned from each of Key Employee’s positions as an officer of the Company (including, without limitation, President, Chief Operating Officer, Chief Financial Officer and/or Secretary) and Key Employee’s membership on the Company’s Board of Directors effective as of the Termination Date.]

C.Key Employee [has been paid in full for]/[is entitled to receive] all accrued wages and accrued and unused vacation through the Termination Date.  [Key Employee has also been reimbursed by Acer for all expenses incurred in connection with Key Employee’s employment relationship with Acer through the Termination Date.]

NOW, THEREFORE, the parties hereby agree as follows:

1.Severance Consideration.  In consideration of the covenants and promises contained in this Agreement, and as full and final compensation to Key Employee for all services as an employee of Acer, Key Employee shall receive from Acer (less appropriate deductions and withholdings) the severance payments set forth in Section 6 of Key Employee’s Employment Agreement dated [________ __, 20__] (the “Employment Agreement”). Key Employee shall be fully responsible for all COBRA continuation payments (if any), and such amounts will not be withheld from the Severance Consideration.

2.Release.  In exchange for the Severance Consideration, Key Employee does hereby unconditionally, irrevocably and absolutely release and discharge Company, together with all of its shareholders, related direct or indirect holding, parent or subsidiary entities, predecessors and or affiliates [(including but not limited to {___if any___}] and each of their respective directors, officers, employees, agents, advisors, consultants, attorneys, owners, insurers, affiliates, successors or assigns, or any person acting by, through, under or in concert with them (“Company Affiliates”) (Company and Company Affiliates are hereinafter collectively referred to as the “Released Parties”), from any and all liability, claims, demands, causes of action, suits of any type, liabilities, damages and expenses (including, but not limited to, attorneys’ fees) of any nature whatsoever, whether in law and/or in equity, known or unknown, suspected or unsuspected, related directly or indirectly or in any way connected with any transaction, affair, occurrence or circumstance between the Key Employee and any Released Party to date, including, but not limited to, Key Employee’s employment with Company, or the separation or termination of such employment and any and all claims related to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits and expense reimbursements under any federal, state or local law;  provided, however, that nothing in this Agreement shall waive any rights or claims of Key Employee that arise after Key Employee signs this Agreement, impair or preclude Key Employee’s right to take action to enforce the terms of this Agreement, or waive Key Employee’s right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.

This total and complete release shall include but not be limited to a release of all claims under any legal or equitable theory arising under any state or federal statute or common law regulating or affecting employment in any way, regardless of applicability to Key Employee or any of the Released Parties, including (as they may have been amended through the Effective Date) Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the National Labor Relations Act (“NLRA”), the Sarbanes-Oxley Act of 2002, the Americans with Disabilities Act (“ADA”), Sections 503 and 504 of the Rehabilitation Act of 1973, the Employee Retirement Income Security Act (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Equal Pay Act and all similar state laws which prohibit paying men and women unequal pay for equal work, the Family and Medical Leave Act and all similar state laws which relate to leave from employment (“FMLA”), the federal Occupational Safety and Health Act and all similar state laws regarding workplace safety (“OSHA”), the Workers’ Adjustment and Retraining Notification Act  and all similar state statute or laws regarding layoffs, (“WARN”), the Fair Labor Standards Act and all state, local and municipal laws relating to wages and work hours (“FLSA”), the Fair Credit Reporting Act and all similar state laws regarding background checks (“FCRA”), any Massachusetts (or any other state) or federal statute, regulation or executive order concerning or relating to employment or employee rights, including but not including but not limited to Mass. Gen. L. C. 151B, the Massachusetts Payment of Wages statute (M.G.L. c. 149, §§ 148 & 150), all federal or state or local “whistleblower” statutes, and any other federal, state or local statute, code, regulation or ordinance, common law, contract law, or tort (including but not limited to fraudulent inducement to enter into this Agreement, wrongful discharge, fraud, misrepresentation, intentional and negligent infliction of emotional distress, harassment, and any claims that any Released Party has dealt with Key Employee unfairly or in bad faith),  along with all claims for wages, damages, penalties, interest, costs and/or attorneys’ fees and the like.  This provision is intended to constitute a general release of all of Key Employee’s presently existing claims against each of the Released Parties, to the maximum extent permitted by law.  Notwithstanding any provision of this Agreement to the contrary, this general release does not apply to (i) workers compensation benefits; (ii) claims arising under section 7 of the National Labor Relations Act, as amended; (iii) state unemployment insurance benefits; (iv) any other claim or cause of action that, by virtue of statute, public policy or otherwise, may not be released by an agreement knowingly and voluntarily entered into by the parties; (v) any indemnification from (or insurance coverage through) Acer in Key Employee’s capacity as a director or officer of Acer or any entity where Key Employee served as an officer, director or other fiduciary at the request of Acer; [(vi) vested rights under the following benefit plans: {___if any___}]; and (vii) any other claim or cause of action that, by virtue of law or statute, cannot be waived or released by an agreement voluntarily

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entered into between private parties or without the participation and approval of the applicable state or federal agency. Notwithstanding any provision of this Agreement to the contrary, Key Employee does not waive any right or release any claim against Acer which claim or right arises from Acer failing to perform its undertakings as set forth in this Agreement, and further, nothing in this Agreement shall waive your right to file an application for an award for original information submitted pursuant to Section 21F of the Securities Exchange Act of 1934.  Key Employee represents that Key Employee knows of no claim that Key Employee may have that has not been released by this Section 2.

3.Claims.  It is the intention of the parties that, with the execution of this Agreement, and to the maximum extent permitted by law, each of the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Key Employee related in any way to the matters discharged herein.  Key Employee represents that Key Employee has not filed any complaints, claims, or actions against Acer with any court or administrative agency.  This Agreement recognizes the rights of the Equal Employment Opportunity Commission (“EEOC”), and any analogous state agencies to enforce the statutes which come under their jurisdiction.  As such, and without limiting the finality or scope of the release provided herein, NO PROVISION IN THIS AGREEMENT SHALL BE DEEMED TO PROHIBIT KEY EMPLOYEE FROM CHALLENGING THE VALIDITY OF THIS RELEASE OR FROM FILING A CHARGE OR COMPLAINT WITH THE EEOC OR OTHER EQUIVALENT STATE OR LOCAL AGENCY, OR FROM PARTICIPATING IN ANY INVESTIGATION OR PROCEEDING CONDUCTED BY SUCH AGENCY; however, any named Released Party may seek immediate dismissal of any such charge or complaint on the basis that this Agreement  constitutes  a full release of any individual rights under federal, state and local discrimination laws.  Key Employee also waives and will remit to Acer any monetary recovery from any such proceeding. Key Employee further represents that Key Employee has reported to Acer any and all known work-related injuries that Key Employee has suffered or sustained during Key Employee’s employment with Acer.

4.Unknown Claims.  Except as provided in Section 2 above, Key Employee understands and agrees that this release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights granted to Key Employee under Section 1542 of the California Civil Code or any analogous federal law or regulation are hereby expressly waived.  Said Section 1542 of the California Civil Code reads as follows:

“A general release does not extend to claims which the creditor does not know of or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

5.Effect on Previous Agreements.  Except as provided in Section 2 above, this Agreement is intended to resolve any and all issues between Acer and Key Employee, including, without limitation, any and all claims for wages, severance pay, compensation, stock options, stock grants, benefits, or other aspects of the employment relationship between Acer and Key Employee.  This Agreement shall supersede and extinguish all prior employment agreements, express or implied, verbal or written, between Acer and Key Employee; provided, however, that this Agreement shall have no effect on any of the following agreements previously executed by

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Key Employee:  (i) any proprietary information and invention agreements (or similar arrangements); (ii) any confidentiality agreements; and [(iii) the following agreements: {___if any___}].  Without limiting the foregoing,, this Agreement shall (x) have no effect on any obligation of Key Employee under Key Employee’s proprietary information and invention agreements (or similar arrangements), including all of Key Employee’s obligations concerning non-solicitation, or (y) not in any way supersede or affect any obligation of Key Employee, contractual or otherwise, with respect to the disclosure, use or protection of any proprietary or confidential information of Employer, including any trade secrets, or with respect to the disclosure and assignment of inventions made or conceived by Key Employee during Key Employee’s employment at Acer.  All previous written agreements and obligations imposed by any contract relating to the intellectual property of Acer or any of its subsidiaries, affiliates, partners or customers, or any other third party with which Key Employer has any business relations shall remain in full force and effect and survive the execution of this Agreement.  Key Employee acknowledges that Key Employee’s breach of such duties shall constitute a breach of this Agreement.

6.Binding Effect.  The terms of this Agreement shall survive and continue in effect after the Severance Consideration is fully paid.  Key Employee further declares and represents that no promise, inducement or agreement not expressed herein has been made to Key Employee and that this Agreement contains the entire agreement between the parties relating to the subject matter hereof; the provisions of this Agreement may not be waived, altered, amended, modified or repealed in whole or in part, except by a writing signed by the parties hereto.

7.Successors.  Acer and Key Employee understand and expressly agree that this Agreement shall bind and benefit the heirs, partners, successors, employees, directors, stockholders, officers, attorneys, affiliates, predecessors, representatives and assigns of Acer and Key Employee.

8.Severability.  The terms of this Agreement are severable and if any terms of this Agreement are found unenforceable for any reason, the remaining terms of this Agreement shall be enforced in full.

9.Confidentiality.   Key Employee agrees not to disclose or publicize the existence of this Agreement or the terms hereof to any other party, except as may be necessary to enforce this Agreement or as may be required by law.  This provision shall not preclude Key Employee from disclosing, in confidence, the terms of this Agreement to (i) Key Employee’s legal or financial advisors, (ii) Key Employee’s spouse, or (iii) the appropriate Acer personnel with responsibility for the performance by Acer contemplated hereby (including, without limitation, effecting the severance payments set forth in Section 6 of Key Employee’s Employment Agreement dated [___________ __, 20__]. Nothing in this Section is intended to restrict Key Employee from providing testimony or documents pursuant to a lawful subpoena or other compulsory legal process or from providing truthful information upon request in connection with a governmental investigation or legal proceeding that has been independently initiated by another individual or governmental body, or from making disclosures to any governmental or law enforcement agency that are protected under the whistleblower provisions of applicable state or federal laws or regulations.   In particular, nothing in this Agreement is intended to conflict with federal law protecting confidential disclosures of a trade secret to the government or in a court filing, 18 U.S.C. § 1833(b), or to create liability for disclosures of information that are expressly allowed by 18 U.S.C. § 1833(b).   Additionally, this Agreement may be used as evidence in any bona fide legal claim in which Employee alleges Employer has broken promises made in this Agreement.

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10.Interpretation.  Except as provided in Section 11 below, the validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the Commonwealth of Massachusetts, without reference to any conflict or choice of laws provision that would make the laws of another jurisdiction applicable.  In the event of any legal proceeding for breach and/or enforcement of this Agreement that is brought outside of or in advance of arbitration, Key Employee consents to personal jurisdiction in the courts of Massachusetts.  This Agreement shall not be interpreted for or against either party hereto on the ground that such party drafted or caused this Agreement to be drafted.  If any provision of this Agreement, or part thereof, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts thereof, which may be given effect without the invalid provision or part.  To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.

11.Resolution of Employment Related Disputes.  Except as prohibited by law, Key Employee and Acer agree that any and all disputes, claims, or demands in any way arising out of or relating to the terms of this Agreement, Key Employee’s employment relationship with Acer, or the termination of Key Employee’s employment relationship with Acer, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in Boston, Massachusetts, conducted before a single neutral arbitrator selected and administered in accordance with the commercial arbitration rules of the Judicial Arbitration and Mediation Services (JAMS).  By agreeing to this arbitration procedure, Key Employee and Acer waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding in any jurisdiction.  Key Employee will have the right to be represented by legal counsel at any arbitration proceeding, at Key Employee’s expense.  The arbitrator shall:  (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based; and (c) award to the prevailing party recovery of reasonable attorneys’ fees and costs, and determine which party shall be deemed the prevailing party and to what extent.  Acer shall pay the arbitration fee unless, at Key Employee’s request, Key Employee elects to pay up to one-half of the fees.  Nothing in this Agreement is intended to prevent either Key Employee or Acer from obtaining injunctive relief in court to prevent irreparable harm (including, without limitation, pending the conclusion of any arbitration).  This arbitration provision shall supersede any and all prior agreements between Acer and Key Employee on the subject of arbitration of employment-related claims.

12.Return of Property.  Key Employee represents and warrants that Key Employee has returned to and/or left with Acer all property and data that belongs to Acer, including but not limited to Acer’ computers, PDAs, blackberries, cell phones, credit cards, memoranda, documents, records, manuals, computer programs, discs, data, CDs, flash drives, email, and all other property and information pertaining to the business of Acer (including, without limitation, the duties Key Employee performed for Acer).  Notwithstanding the foregoing, Key Employee may retain Key Employee’s rolodex and similar address books provided that such items only include contact information.  Key Employee acknowledges that, as of the Termination Date, Key Employee’s authority to act on behalf of Acer ended.

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13.Admissions.  It is understood that this Agreement is not an admission of any liability whatsoever by either Acer or Key Employee.

14.Cooperation and Non-Disparagement.   Key Employee agrees that Key Employee will not disparage Acer or any of the Released Parties in any communications, and will use Key Employee’s best efforts to ensure that Key Employee’s departure from Acer is not disruptive.  Keu Employee further agrees to cooperate with Acer by providing all information that Acer Employer may hereafter reasonably request with respect to matters involving the work Key Employee has performed and Key Employee’s responsibilities and duties during his employment, so long as such requests do not unreasonably interfere with any other job in which Key Employee is engaged.

15.Older Workers Benefit Protection Act Acknowledgements.  Key Employee acknowledges and agrees that the consideration set forth in Section 1 above constitutes consideration beyond that which, but for the mutual covenants set forth in this Agreement, Acer would be obligated to provide, or Key Employee otherwise would be entitled to receive.  Key Employee acknowledges that Key Employee has twenty-one (21) days after actual receipt of this Agreement in which to consider and execute this Agreement.  Changes to this Agreement, whether material or immaterial, do not restart the twenty-one (21) day period.  Key Employee agrees and acknowledges that if Key Employee chooses to sign this Agreement before twenty-one (21) days after Key Employee received it, that Key Employee has done so voluntarily.  Furthermore, Key Employee has a period of seven (7) days following the execution of this Agreement in which to revoke this Agreement.  Accordingly, this Agreement shall not become effective or enforceable (and none of the consideration set forth in Section 1 above shall be paid or recognized) until such seven (7) day revocation period has expired.

16.Counsel.  Key Employee acknowledges that Key Employee fully understands Key Employee’s right to discuss this Agreement with independent counsel of Key Employee’s choice, that Key Employee has carefully read and fully understands this entire Agreement and that Key Employee is voluntarily entering into this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on this [___] day of [________, 20__], at [_______________________].

KEY EMPLOYEE:	ACER:
ACER THERAPEUTICS INC.

By:	By:
Name:	Name:
Title:

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